EXHIBIT 10.22

SUBLEASE AGREEMENT

This SUBLEASE AGREEMENT (“Sublease”) is made and entered into as of May 24, 2005 by and between BIOGEN IDEC INC., a Delaware corporation (“Sublandlord”), and MACROPORE BIOSURGERY, INC., a Delaware corporation (“Subtenant”).

WHEREAS, BIODEC, LLC, a California limited liability company (as successor to Professors Fund I, L.P., as Managing Agent for All Spectrum Services, Inc.), as Landlord (“Landlord”), and Sublandlord, as Tenant, are parties to a certain Lease Agreement dated as of August 13, 1996 (“Original Lease”), as amended by that certain First Amendment to Lease (“First Amendment”) dated as of October 1, 1999, that certain Second Amendment to Lease (“Second Amendment”) dated as of June 16, 2000, that certain Third Amendment to Lease (“Third Amendment”) dated as of October 13, 2000, and that certain Fourth Amendment to Lease (“Fourth Amendment”) dated as of March 5, 2004 (collectively, as amended, the “Master Lease”), whereby Landlord leased to Sublandlord the buildings located at 3020 Callan Road (the “3020 Building”) and 3030 Callan Road (the “3030 Building,” and together with the 3020 Building, collectively, the “Buildings”), San Diego, CA (“Master Premises”), as more particularly described in the Master Lease, upon the terms and conditions contained therein.  All initially capitalized terms used herein shall have the same meanings ascribed to them in the Master Lease unless otherwise defined herein.  A copy of the Master Lease is attached hereto as Exhibit ”A” and made a part hereof.  Sublandlord is vested with the leasehold estate described in the Master Lease.

WHEREAS, Sublandlord and Subtenant are desirous of entering into a sublease of the entirety of the Master Premises so indicated on the demising plan annexed hereto as Exhibit ”B” and made a part hereof (“Sublease Premises”) on the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually covenant and agree as follows:

1.     Demise.  Sublandlord hereby subleases and demises to Subtenant and Subtenant hereby hires and subleases from Sublandlord the Sublease Premises consisting of approximately 45,117 rentable square feet (“RSF”) of the entirety of the 3020 Building, and approximately 45,883 RSF of the entirety of the 3030 Building, or approximately 91,000 RSF of space in the aggregate, subject to the terms, covenants and conditions hereinafter set forth.  The parties stipulate that the square footage of the Sublease Premises shall be as specified above.

2.     Sublease Term.

a.     Sublease Term.  The term of this Sublease (“Term”) shall commence on October 1, 2005 (“Sublease Commencement Date”), and end, unless sooner terminated as provided herein, on June 30, 2010 (“Sublease Expiration Date”)

b.     License for Early Entry Period.  Prior to the Sublease Commencement Date and not later than ten (10) days following the full execution of this Sublease and Sublandlord’s receipt Landlord’s consent to this Sublease, Subtenant shall have a license (the “License”) to enter onto and occupy the Sublease Premises (the “License Area”).   The License shall be limited to the use and occupancy of the Licensed Area solely for purposes of construction of the Tenant Improvements (defined below) and installing data and telecommunications cabling and equipment.  Subtenant’s use and occupancy of the License Area shall be substantially on all the terms and provisions of this Sublease, as the same apply to the Sublease Premises, including, without limitation, provisions requiring maintenance of insurance by Subtenant and indemnity obligations in favor of Sublandlord and payment of utilities used by Subtenant during such occupancy; provided, however, Subtenant shall not be required to pay Rent (defined below) during the term of the License.  The Deposit shall secure performance of Subtenant with respect to its obligations in connection with the License and, effective on the Sublease Commencement Date, the License shall automatically terminate.  Sublandlord has no obligation to prepare the License Area for Subtenant’s use or occupancy other than the removal of the furniture, fixtures and equipment identified on the attached Schedule 2(b) within thirty (30) days of the commencement of the License.  Except for the removal of such items, the License Area shall be tendered to Subtenant in its “as-is” condition with Building systems in working order and condition.  Subtenant shall not undertake any action with respect to the License Area which is incompatible with the duration and scope of the License.  Subtenant agrees that the License does not constitute a leasehold interest in the License Area and Subtenant agrees not to assert any leasehold interest rights in or to the License Area.  Notwithstanding anything to the contrary in this Section 2(b), in the event Subtenant commences normal operation of its business

(i.e., activities other than readying the Sublease Premises for Subtenant’s occupancy as described hereinabove) in any portion of the Sublease Premises prior to the Sublease Commencement Date, Subtenant shall pay to Sublandlord all additional rent payable pursuant to the Master Lease, including Operating Expenses (as defined in Section 4(c) below), applicable to such portion of the Sublease Premises, such payment to be made in advance, for each month (or portion thereof) of such occupancy; provided, however, Subtenant shall not be required to pay Base Rental (as defined in Section 4(a) below) prior to the Sublease Commencement Date.

3.     Use.        The Sublease Premises shall be used and occupied by Subtenant solely for office, laboratory and research and development uses, and any other uses permitted under the Master Lease.

4.     Subrental.

a.     Base Rental.  Subject to the provisions of Section 4(f) below, beginning with the Sublease Commencement Date and thereafter during the Term of this Sublease and ending on the Sublease Expiration Date, Subtenant shall pay to Sublandlord monthly installments of base rent of initially calculated at the rate of One and 15/100 Dollars ($1.15) per RSF of Sublease Premises (“Base Rental”).  Base Rental shall initially be One Hundred Four Thousand Six Hundred Fifty and 00/100 Dollars ($104,650.00). Commencing as of the first (1st) anniversary of the Sublease Commencement Date, Base Rental shall increase by three percent (3%), and shall increase by three percent (3%) each anniversary of the Sublease Commencement Date thereafter.  Base Rental and additional rent (including Operating Expenses) shall hereinafter be collectively referred to as “Rent.”  Sublandlord and Subtenant intend that Subtenant’s obligations under this Sublease shall be on a “triple net” basis.

b.     Prorations.  If the Sublease Commencement Date is not the first (1st) day of a month, or if the Sublease Expiration Date is not the last day of a month, a prorated installment of monthly Base Rental based on a thirty (30) day month shall be paid for the fractional month during which the Term commenced or terminated.

c.     Additional Rent.  Beginning with the Sublease Commencement Date and continuing to the Sublease Expiration Date, Subtenant shall also pay as additional rent all Operating Expenses and the full amount of additional rent payable by Sublandlord as Tenant pursuant to the Master Lease.  The term “Operating Expenses” shall mean the full cost of all operating expenses applicable to the Sublease Premises, including Building maintenance, common area expenses, insurance premiums for casualty insurance maintained with respect to the Buildings (but excluding any insurance coverages for Subtenant’s personal property), security services provided by Sublandlord, real estate taxes, and utilities.  Subtenant shall also pay to Sublandlord as additional rent for this subletting the cost of all additional expenses, costs and charges other than Operating Expenses which are incurred: (i) in connection with any additional services requested by Subtenant, (ii) in connection with any act performed by Sublandlord at Subtenant’s request or on Subtenant’s behalf if Subtenant fails to perform an act which Subtenant is required to perform under this Sublease, (iii) as a result of Subtenant’s usage of services or utilities outside the Buildings’ standard hours of operation, or (iv) as a result of Subtenant’s misuse of or damage to the Sublease Premises.

d.     Payment of Rent.  Except as otherwise specifically provided in this Sublease, Rent shall be payable in lawful money without demand, and without offset, counterclaim, or setoff in monthly installments, in advance, on the first day of each and every month during the Term of this Sublease.  All of said Rent is to be paid to Sublandlord at its office at the address set forth in Section 13 herein, or at such other place or to such agent and at such place as Sublandlord may designate by notice to Subtenant.  Any additional rent payable on account of items which are not payable monthly by Subtenant to Sublandlord under this Sublease is to be paid to Sublandlord as and when such items are payable by Sublandlord to third parties or to Landlord under the Master Lease unless a different time for payment is elsewhere stated herein.  Upon written request therefor, Sublandlord agrees to provide Subtenant with copies of any statements or invoices received by Sublandlord from Landlord pursuant to the terms of the Master Lease.  Sublandlord reserves the right to collect from Subtenant, and Subtenant shall pay to Sublandlord within thirty (30) days of receipt of an invoice therefor, the amount of any underpayment revealed after the Sublease Expiration Date or earlier termination of this Sublease pursuant to Section 17 by a statement of actual costs incurred by Sublandlord.

e.     Late Charge.  Subtenant shall pay to Sublandlord an administrative charge at an annual interest rate equal to the Prime Rate (as stated under the column “Money Rates” in the Wall Street Journal) plus three percent (3%) on all amounts of Rent payable hereunder which are not paid within three (3) days of the date on which such payment is due, such charge to accrue from the date upon which such amount was due until paid.

f.      Rental Abatement.  Provided Subtenant shall not be in default of any provision of this Sublease, Subtenant shall receive a credit (“T/I Credit”) against the payment of Base Rental for certain tenant improvements described in the attached Exhibit “C” (the “Tenant Improvements”) in an amount equal to Eight Hundred Thirty-Seven Thousand

Two Hundred and 00/100 Dollars ($837,200.00).  The T/I Credit shall be given in the form of an abatement of Base Rental in months one (1) through eight (8) of the Term (“T/I Credit Period”).  Subtenant shall be obligated to pay all additional rent during the T/I Credit Period. The grant of the T/I Credit does not constitute Sublandlord’s consent to the Tenant Improvements proposed to be installed in the Sublease Premises by Subtenant, such approval to be governed by Section 20 of this Sublease.  If Subtenant fails to construct the Tenant Improvements, Sublandlord may recover from Subtenant the T/I Credit.  Additionally, upon any default by Subtenant of its obligations under this Sublease during the Term, in addition to all other remedies available to Sublandlord at law or in equity, Sublandlord may recover from Subtenant the remaining unamortized portion of the T/I Credit, amortized over the Term.

5.     Security Deposit.  Concurrently with the execution of this Sublease, Subtenant shall deposit with Sublandlord the sum of One Hundred Forty-Eight Thousand One Hundred Forty-Eight and 00/100 Dollars ($148,148.00) (“Deposit”), which shall be held by Sublandlord as security for the full and faithful performance by Subtenant of its covenants and obligations under this Sublease.  The Deposit is not an advance Rent deposit, an advance payment of any other kind, or a measure of Sublandlord’s damages in case of Subtenant’s default.  If Subtenant defaults in the full and timely performance of any or all of Subtenant’s covenants and obligations set forth in this Sublease, then Sublandlord may, from time to time, without waiving any other remedy available to Sublandlord, use the Deposit, or any portion of it, to the extent necessary to cure or remedy the default or to compensate Sublandlord for all or a part of the damages sustained by Sublandlord resulting from Subtenant’s default.  Subtenant shall immediately pay to Sublandlord within five (5) days following demand, the amount so applied in order to restore the Deposit to its original amount, and Subtenant’s failure to immediately do so shall constitute a default under this Sublease.  If Subtenant is not in default with respect to the covenants and obligations set forth in this Sublease at the expiration or earlier termination of the Sublease, Sublandlord shall return the Deposit to Subtenant after the expiration or earlier termination of this Sublease in accordance with the provisions of California Civil Code Section 1950.7.  Sublandlord’s obligations with respect to the Deposit are those of a debtor and not a trustee.  Sublandlord shall not be required to maintain the Deposit separate and apart from Sublandlord’s general or other funds and Sublandlord may commingle the Deposit with any of Sublandlord’s general or other funds.  Subtenant shall not at any time be entitled to interest on the Deposit.

6.     Signage.  Subtenant shall have such rights to maintain Subtenant identification signs in any location in, on, or about the Sublease Premises as are granted to Sublandlord under the Master Lease, subject to all of the terms and provisions thereof.  The size, appearance and location of all such signs shall be subject to Sublandlord’s prior approval, and shall be subject to Subtenant’s receipt of all require governmental permits and approvals.  The cost of such signs, including the installation, maintenance and removal thereof, shall be at Subtenant’s sole cost and expense.  If Subtenant fails to maintain its Sublease Premises sign, or if Subtenant fails to remove same upon the expiration or earlier termination of this Sublease and repair any damage caused by such removal, Sublandlord may do so at Subtenant’s expense and Subtenant shall reimburse Sublandlord for all actual costs incurred by Sublandlord to effect such removal within five (5) days after Subtenant’s receipt of an invoice therefor.

7.     Parking.  At no additional rent or charge other than payment of Operating Expenses therefor, Subtenant shall have the right, during the Term of this Sublease, to use on a non-reserved basis parking spaces in the parking facilities servicing the Buildings in the number permitted under the Master Lease applicable to the Sublease Premises. All such parking privileges shall be subject to the terms and conditions set forth in the Master Lease.

8.     Incorporation of Terms of Master Lease.

a.     This Sublease is subject and subordinate to the Master Lease.  Subject to the modifications set forth in this Sublease, the terms of the Master Lease are incorporated herein by reference, and shall, as between Sublandlord and Subtenant (as if they were “Landlord” and “Tenant,” respectively, under the Master Lease) constitute the terms of this Sublease except to the extent that they are inapplicable to, inconsistent with, or modified by, the terms of this Sublease.  Notwithstanding the foregoing, to the extent provisions of the Master Lease are unique and personal to Sublandlord’s interest in the Buildings pursuant to the Master Lease, Subtenant shall not be required to comply with such provisions.  In the event of any inconsistencies between the terms and provisions of the Master Lease and the terms and provisions of this Sublease, the terms and provisions of this Sublease shall govern.  Subtenant acknowledges that it has reviewed the Master Lease and is familiar with the terms and conditions thereof.

b.     For the purposes of incorporation herein, the terms of the Master Lease are subject to the following additional modifications:

i.      In all provisions of the Master Lease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord and Landlord.

ii.     In all provisions of the Master Lease requiring Tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, including, without limitation, the provisions of Paragraph 12.1 thereof, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same to both Landlord and Sublandlord.  In any such instance, Sublandlord shall determine if such evidence, certificate or other matter or thing shall be satisfactory.

iii.    In the event of any taking by eminent domain or casualty to the Sublease Premises such that Subtenant is deprived of the use and occupancy of greater than fifty percent (50%) of the Sublease Premises for a period in excess of sixty (60) days, Subtenant and Sublandlord shall each have the right to terminate this Sublease upon not less than thirty (30) days written notice to the other.  In the event of any such taking by eminent domain or casualty such that Subtenant is deprived of fifty percent (50%) or less of the use and occupancy of the Sublease Premises, or in the event Subtenant elects to continue occupancy of the remaining portion of the Sublease Premises after the occurrence of a taking or casualty giving Subtenant a right to terminate this Sublease, the Rent shall be proportionally reduced for the portion of the Term during which Subtenant is prevented from using and occupying the damaged or taken portion of the Sublease Premises.  Sublandlord shall have no obligation to restore or rebuild any portion of the Sublease Premises after any destruction or taking by eminent domain, and Subtenant shall have no rights to any portion of the award in any eminent domain proceeding affecting the Sublease Premises.

iv.    The following provisions of the Master Lease shall not be incorporated into this Sublease:

1.     Paragraphs 1.1, 1.3-1.8, inclusive, 1.10, 1.12, 4.1, 4.2, 4.5, 4.7, 6.1, 6.2, and 17.7 of the Original Lease;

2.     Articles 2, 3, 19, 30, 32, 37.3, 41 and 42 of the Original Lease;

3.     Paragraph 4.3(b)(15) of the Original Lease relating to operating expense exclusions, except to the extent such coolant replacement costs are not passed through to Sublandlord as Tenant;

4.     Paragraph 5.2 of the Original Lease, solely with respect to any obligation of Sublandlord to bring the Buildings into compliance with the ADA;

5.     Paragraphs 1-5, inclusive, 8, 10, 12 and 14-18, inclusive, of the First Amendment, and Exhibit “B” of the First Amendment;

6.     Paragraph 6 of the First Amendment, except that Subtenant shall be obligated to comply with all applicable laws, including the ADA, and shall be responsible for compliance with the ADA for any alterations to the Sublease Premises made by Subtenant, including the Tenant Improvements;

7.     The entirety of each of the Second Amendment, Third Amendment and Fourth Amendment; and

8.     All references to “Tenant’s Pro-Rata Share,” “Tenant Improvements,” and “Tenant Work Letter.”

c.     During the Term, Subtenant shall not be required to maintain casualty insurance policies and coverages with respect to the Sublease Premises and Subtenant shall be named as an additional insured under such policies maintained by Sublandlord (to the extent of Subtenant’s interest in the Sublease Premises), evidence of such coverage to be in the form of a certificate of insurance provided by Sublandlord to Subtenant; provided, however, such policies and coverages maintained by Sublandlord with respect to the Buildings and the Sublease Premises shall not include coverage for Subtenant’s personal property and Subtenant, at its sole cost and expense, shall maintain such policies and coverages with respect to its personal property as it may elect.  During the Term, Subtenant shall maintain policies of insurance as required pursuant to Paragraph 12.1 of the Master Lease (including fire insurance covering the Tenant Improvements and the FF&E (as defined below)), which coverage shall be subject to any required waivers of subrogation as are described under Paragraph 12.5 of the Master Lease.  All such policies shall name Sublandlord, Landlord and any other party required to be so named under the Master Lease as additional insureds thereunder and shall be with carriers reasonably acceptable to Sublandlord and, in all events, in accordance with the requirements of the Master Lease.  Subtenant hereby waives all rights of subrogation against Sublandlord with respect to claims covered by the property insurance carried by Subtenant pursuant to the terms of this Sublease.

d.     Sublandlord and Subtenant acknowledge that this Sublease is of short duration in relation to the term of the Master Lease and, as a result, the parties do not intend that, as between Sublandlord and Subtenant, Subtenant shall be required to comply with any obligations or requirements under the Master Lease (except those which are specifically referenced as an obligation of Subtenant under this Sublease) which are of a character or nature as is reasonably determined to be inconsistent with the scope and Term of occupancy of the Sublease Premises by Subtenant under this Sublease.  In the event of a dispute regarding Subtenant’s obligation to comply with any such obligations or requirements of the Master Lease, as between Sublandlord and Subtenant, the determination of the applicability of such obligations or requirements shall be made by Sublandlord and Subtenant in good faith with reference to current statutory and case law in California interpreting the relative obligations of a landlord and tenant in circumstances similar to the Sublease with respect to the nature of the obligation for which compliance is sought.

9.     Subtenant’s Obligations.  Subtenant covenants and agrees that all obligations of Sublandlord under the Master Lease shall be done or performed by Subtenant with respect to the Sublease Premises, except as otherwise provided by this Sublease, and Subtenant’s obligations shall run to Sublandlord and Landlord as Sublandlord may determine to be appropriate or be required by the respective interests of Sublandlord and Landlord.  Subtenant agrees to indemnify Sublandlord, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred as a result of the non-performance, non-observance or non-payment of any of Sublandlord’s obligations under the Master Lease which, as a result of this Sublease, became an obligation of Subtenant.  If Subtenant makes any payment to Sublandlord pursuant to this indemnity, Subtenant shall be subrogated to the rights of Sublandlord concerning said payment.  Subtenant shall not do, nor permit to be done, any act or thing which is, or with notice or the passage of time would be, a default under this Sublease or the Master Lease.

10.   Sublandlord’s Obligations.  Sublandlord covenants and agrees that all obligations of Sublandlord under the Master Lease, other than those which are to be done or performed by Subtenant, with respect to the Sublease Premises shall be done or performed by Sublandlord.  Sublandlord agrees that Subtenant shall be entitled to receive all services and repairs to be provided by Landlord to Sublandlord under the Master Lease.  Subtenant shall look solely to Landlord for all such services and shall not, under any circumstances, seek nor require Sublandlord to perform any of such services, nor shall Subtenant make any claim upon Sublandlord for any damages which may arise by reason of Landlord’s default under the Master Lease; provided, however, Sublandlord shall provide all necessary assistance and cooperation to Subtenant (at no material cost or liability to Sublandlord) to enforce Sublandlord’s rights under the Master Lease to compel performance by Landlord with respect to such services or repairs to which Subtenant is entitled.  Any condition resulting from a default by Landlord shall not constitute, as between Sublandlord and Subtenant, an eviction, actual or constructive, of Subtenant and no such default shall excuse Subtenant from the performance or observance of any of its obligations to be performed or observed under this Sublease, or entitle Subtenant to receive any reduction in or abatement of the Rent provided for in this Sublease unless and to the extent Sublandlord is excused from performance, or entitled to a reduction or abatement of its rental obligations to Landlord under the Master Lease also.  In furtherance of the foregoing, Subtenant does hereby waive any cause of action and any right to bring any action against Sublandlord by reason of any act or omission of Landlord under the Master Lease, subject to the right of assistance and cooperation from Sublandlord described above.  Sublandlord covenants and agrees with Subtenant that Sublandlord will pay all fixed rent and additional rent payable by Sublandlord pursuant to the Master Lease to the extent that failure to perform the same would adversely affect Subtenant’s use or occupancy of the Sublease Premises.  Sublandlord shall extend all reasonable cooperation to Subtenant (at no material cost or liability to Sublandlord) to enable Subtenant to receive the benefits under this Sublease, as the same are dependent upon performance under the Master Lease.

11.   Default by Subtenant.  In the event Subtenant shall be in default of any covenant of, or shall fail to honor any obligation under, this Sublease, Sublandlord shall have available to it against Subtenant all of the remedies available to Landlord under the Master Lease in the event of a similar default on the part of Sublandlord thereunder or at law.

12.   Quiet Enjoyment.  So long as Subtenant pays all of the Rent due hereunder and performs all of Subtenant’s other obligations hereunder, Sublandlord shall do nothing to affect Subtenant’s right to peaceably and quietly have, hold and enjoy the Sublease Premises.

13.   Notices.  Anything contained in any provision of this Sublease to the contrary notwithstanding, Subtenant agrees, with respect to the Sublease Premises, to comply with and remedy any default in this Sublease or the Master Lease which is Subtenant’s obligation to cure, within the period allowed to Sublandlord under the Master Lease, even if such time period is shorter than the period otherwise allowed therein due to the fact that notice of default from Sublandlord to Subtenant is given after the corresponding notice of default from Landlord to Sublandlord.  Sublandlord agrees to forward to Subtenant, promptly upon receipt thereof by Sublandlord, a copy of each notice of default received by Sublandlord in its capacity as Tenant under the Master Lease.  Subtenant agrees to forward to Sublandlord, promptly upon receipt thereof, copies of any notices received by Subtenant from Landlord or from any governmental authorities.  All notices, demands and requests shall be in writing and shall be sent either by hand delivery or by a nationally recognized overnight courier service (e.g., Federal Express), in either case return receipt requested, to the address of the appropriate party.  Notices, demands and requests so sent shall be deemed given when the same are received.

Notices to Sublandlord shall be sent to the attention of:

Biogen Idec Inc.

P.O. Box 229008

5200 Research Place

San Diego, CA  92129-9008

Attn: Paul Draper

Notices to Subtenant shall be sent to the attention of:

MacroPore Biosurgery, Inc.

6740 Top Gun Street

San Diego, CA  92121

Attn:  J. Peter Amis

14.   Broker.  Sublandlord and Subtenant represent and warrant to each other that no brokers other than John Burnham Real Estate Services, Inc., acting on behalf of Sublandlord, and Irving Hughes, acting on behalf of Subtenant, were involved in connection with the negotiation or consummation of this Sublease.  Each party agrees to indemnify the other, and hold it harmless, from and against any and all claims, damages, losses, expenses and liabilities (including reasonable attorneys’ fees) incurred by said party as a result of a breach of this representation and warranty by the other party.

15.   Condition of Premises.

a.     Commencement.  Subtenant acknowledges that (i) it is subleasing the Sublease Premises in an “as-is” condition, unfurnished except for certain furniture, fixtures and equipment of Sublandlord (the “FF&E”) which exists in the Sublease Premises as of the date hereof, expressly excluding those items to be removed by Sublandlord as identified on the attached Schedule 2(b), (ii) Sublandlord is not making any representation or warranty concerning the condition of the Sublease Premises, and (iii) Sublandlord is not obligated to perform any work to prepare the Sublease Premises for Subtenant’s occupancy other than to effect removal of the items identified on the attached Schedule 2(b) as contemplated under Section 2(b) above and to deliver the Sublease Premises in broom-clean condition; provided, however, all Building systems servicing the Sublease Premises shall be in working order and condition on the Sublease Commencement Date.  Subtenant acknowledges that the FF&E shall be delivered to Subtenant on the Sublease Commencement Date (or such earlier date of Subtenant’s occupancy of the Sublease Premises as is provided under Section 2(b) above with respect to the License) in their “as is,” “where is,” “with all faults” condition, without any warranty or representation as to condition by Sublandlord.  Subtenant further acknowledges that it is not authorized to make or do any alterations or improvements in or to the Sublease Premises without Sublandlord’s prior written consent, which consent may not be unreasonably withheld and which may impose additional requirements applicable to the construction and completion of such alterations or improvements in addition to requiring Subtenant’s compliance with the requirements of the Master Lease.  Sublandlord shall not be deemed to be unreasonable in withholding its consent to any alteration or improvement which does not conform with the use requirements under this Sublease or which is materially different from alterations or improvements customarily seen in first-class office space or first-class laboratory space, as applicable.

b.     Vacation.  Subtenant further acknowledges that it must deliver the Sublease Premises to Sublandlord on the Sublease Expiration Date in the condition substantially the same as that on the Sublease Commencement Date (or such earlier date of Subtenant’s occupancy of the Sublease Premises as is provided under Section 2(b) above with respect to the License), reasonable wear and tear excepted, and excepting permitted alterations to the Sublease Premises made by Subtenant during the Sublease Term, including the Tenant Improvements, which Landlord has not required be removed in connection with providing its consent under the terms of the Master Lease.  Subtenant shall also remedy any Hazardous Substance contamination which is the result of the act or omission of Subtenant, its agents, employees, contractors, invitees or licensees, by promptly remediating or removing such contamination in its entirety.  Effective upon the Sublease Expiration Date, Sublandlord’s title to the FF&E, in its then as-is condition, shall automatically pass to Subtenant without any representation or warranty from Sublandlord except that the FF&E shall be free of adverse interest to title created by or through Sublandlord.

c.     Inspection Rights.  In addition to all other rights under the provisions of the Master Lease incorporated into this Sublease, Sublandlord expressly reserves the right to conduct the inspections in the Sublease Premises during the Term as described in Article 22 of the Master Lease.

16.   Consent of Landlord.  Paragraph 17.1 of the Master Lease requires Sublandlord to obtain the written consent of Landlord to this Sublease.  The effectiveness of this Sublease shall be conditioned upon Sublandlord’s receipt of such consent.  To the extent agreed to by Landlord, such consent will include a right on behalf of Subtenant to cure defaults of Sublandlord under the Master Lease on such terms and conditions as are reasonably satisfactory to Sublandlord and Subtenant in order to preserve Subtenant’s occupancy of the Premises.

17.   Termination of the Lease.  If for any reason the term of the Master Lease shall terminate prior to the Sublease Expiration Date, this Sublease shall automatically be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination is the result of a Sublandlord Termination Event (as defined below).  “Sublandlord Termination Event” shall mean a termination of the Master Lease where Subtenant is not permitted or offered the opportunity to remain in the Sublease Premises on substantially the same terms as this Sublease which termination is the result of:  (i) a default of Sublandlord under the Master Lease, and said Sublandlord default was not as a result of a Subtenant default under this Sublease; (ii) the result of any election or exercise of a right or option held by Sublandlord under the Master Lease to effect such termination other than as a result of the occurrence of damage or destruction or eminent domain; or (iii) Sublandlord’s mutual agreement with Landlord to terminate the Master Lease outside the parameters of the Master Lease.  In the event of any Sublandlord Termination Event, Sublandlord shall be liable for, and Subtenant shall be entitled to recover, Subtenant’s actual out-of-pocket costs incurred to secure substantially comparable alternative space resulting from the termination of this Sublease due to such Sublandlord Termination Event.  In no event shall Subtenant’s damages include any consequential, indirect or punitive damages.

18.   Assignment and Subletting.

a.     Independent of and in addition to any provisions of the Master Lease, including without limitation the obligation to obtain Landlord’s consent to any sublease or assignment, it is understood and agreed that, except as expressly provided herein, Subtenant shall have no right to assign or sublet the Sublease Premises or any portion thereof or any right or privilege appurtenant thereto and any such assignment or subletting shall be void.  Subtenant shall have the right to assign this Sublease or any interest therein, and to suffer or permit any other person (other than agents, servants or associates of the Subtenant) to occupy or use the Sublease Premises, only upon the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, and to the extent required under the Master Lease, the prior written consent of Landlord.  Any assignment or subletting by Subtenant without Sublandlord’s prior written consent shall be void and shall, at the option of Sublandlord, terminate this Sublease.

b.     Subtenant shall advise Sublandlord by notice of (i) Subtenant’s intent to assign or sublease this Sublease, (ii) the name of the proposed assignee or subtenant and evidence reasonably satisfactory to Sublandlord that such proposed assignee or subtenant is comparable in reputation, stature and financial condition to tenants then leasing comparable space in comparable buildings, and (iii) the terms of the proposed assignment or sublease.  Sublandlord shall, within twenty (20) days of receipt of such notice, and any additional information requested by Landlord concerning the proposed assignee’s or sublessee’s financial responsibility, elect one of the following:

1.     Consent to such proposed assignment or sublease;

2.     Refuse such consent, which refusal shall be on reasonable grounds; or

3.     Elect to terminate this Sublease in the event the proposed transfer is for all or substantially all of Subtenant’s rights and/or obligations under this Sublease.

c.     In the event that Sublandlord shall consent to an assignment or sublease under the provisions of this Section 18, Subtenant shall pay Sublandlord’s reasonable and actual processing costs and reasonable attorneys’ fees incurred in giving such consent.  Notwithstanding any permitted assignment or sublease, Subtenant shall at all times remain directly, primarily and fully responsible and liable for all payments owed by Subtenant under the Sublease and for compliance with all obligations under the terms, provisions and covenants of the Sublease.  If for any proposed assignment or sublease, Subtenant receives Rent or other consideration, either initially or over the term of the assignment or sublease, in excess of the Rent required by this Sublease, after a deduction for the following: (a) any brokerage commission paid by Subtenant in connection therewith, (b) any free rent concessions or tenant improvement allowances, and (c) any reasonable attorneys’ fees in connection with preparing and negotiating an assignment or sublease document (“Profit”), Subtenant shall pay to Sublandlord as additional Rent, fifty percent (50%) of such Profit or other consideration received by Subtenant within five (5) days of its receipt by Subtenant or, in the event the assignee or sublessee makes payment directly to Sublandlord, Sublandlord shall refund fifty percent (50%) of the Profit to Subtenant after deducting (a), (b) and (c) above.

19.   Environmental Condition.

a.     Base Line Study.  Sublandlord shall provide Subtenant with a Phase I environmental assessment (the “Base Line

Study”) with respect to the Sublease Premises in accordance with ASTM Standard E 1527-00 which, pursuant to such standard, shall not include any surface or subsurface testing on the Sublease Premises.  The Base Line Study shall assess the condition of the Sublease Premises as it exists prior to any occupancy thereof by Subtenant and shall be approved by Subtenant within ten (10) days of receipt thereof by Subtenant as a condition to the Sublease Commencement Date.  Subtenant’s failure to approve the results of such Base Line Study within such ten (10)-day period shall permit either Sublandlord or Subtenant to terminate this Sublease by written notice to the other within three (3) business days of the expiration of such ten (10)-day period, subject, however, to Sublandlord’s right (without any obligation of exercise) to cure such disapproved matter to Subtenant’s reasonable satisfaction within a reasonable period of time after Sublandlord’s receipt of notice of such disapproval.  During the Term of the Sublease, Subtenant shall deliver to Sublandlord, upon Sublandlord’s request therefor, copies of all notices, filings and permits delivered to, or received from, regulatory and governmental entities having jurisdiction over Subtenant’s operations on the Sublease Premises with respect to the use, storage or disposal of Hazardous Substances and a current inventory of all Hazardous Substances used and/or stored on the Sublease Premises.

b.     Vacation.  Subtenant, at Subtenant’s sole cost and expense, shall conduct an exit environmental assessment (the “Subtenant Exit Study”) substantially the same in scope as the Base Line Study (collectively, the “Studies”) prior to the Sublease Expiration Date as a condition of vacation of the Sublease Premises.  The Subtenant Exit Study shall be conducted not earlier than fifteen (15) days prior to Subtenant’s vacation of the Sublease Premises.  In the event the Subtenant Exit Study reveals contamination not described in the Base Line Study, then Subtenant shall promptly remediate or remove such contamination in its entirety.  Subtenant shall maintain the results of the Base Line Study and the Subtenant Exit Study in strict confidence and shall not, without Sublandlord’s prior written consent, which may be withheld in its sole discretion, disclose the results thereof, or any portion thereof to any third party, excepting Subtenant’s directors, officers, employees, representatives and consultants on a need-to-know basis, unless Subtenant is compelled under applicable law to disclose all or any portion of the Studies.  All such Studies shall be delivered to Sublandlord.

20.   Tenant Improvements.  Subtenant shall have the right to select a general contractor, and architectural and engineering firms for the construction of the Tenant Improvements, subject to Landlord’s and Sublandlord’s approval of any such selection.  The Tenant Improvements shall be constructed by Subtenant at its sole cost and expense, subject to the provisions of Section 4(f), and further subject to Article 7 of the Master Lease and Landlord’s approval, in accordance with the following:

a.     Plans.  Subtenant shall prepare and submit to Sublandlord plans and working drawings for the construction of the Tenant Improvements, such plans to contain all such information as may be required for the construction of the Tenant Improvements.  Sublandlord shall approve the plans within five (5) business days after receipt of same or designate specific changes required to be made to the plans.  Subtenant shall make the required changes, and resubmit the revised plans to Sublandlord.  The revised plans shall be approved or disapproved by Sublandlord within five (5) business days of receipt of the same.  This procedure shall be repeated until the plans are finally approved by Sublandlord (“Final Plans”).

b.     Procedure for Construction of Tenant Improvements.  Subtenant shall begin the construction of the Tenant Improvements within thirty (30) days of Sublandlord’s approval of the Final Plans and shall complete the construction of the Tenant Improvements in a good, workmanlike and lien-free manner in compliance with all applicable laws, codes and private restrictions.  Subtenant shall only use contractors acceptable to Sublandlord, in its sole discretion, who shall maintain customary policies of “All Risk” insurance with respect to such construction with such carriers and in such amounts as are acceptable to Sublandlord in its sole but reasonable discretion consistent with customary market terms and conditions commonly required by landlords for installation of work of the size and scope of the Tenant Improvements, and otherwise meeting the requirements of the Master Lease.  All such policies shall name each of Sublandlord and Landlord as “additional insureds,” evidence of which shall be provided to Sublandlord prior to commencement of construction.  Subtenant hereby indemnifies, defends and holds Sublandlord and Landlord harmless from and against all claims or liabilities arising from such construction.

c.     Changes.  If Subtenant requires any change, addition or alteration to the Final Plans (“Changes”), and the cost to complete such Changes, individually or in the aggregate, is equal to or greater than Fifty Thousand Dollars ($50,000), Subtenant shall submit a written request to Sublandlord setting forth in reasonable detail the description of the proposed change.  If Sublandlord approves such Changes, which approval shall not be unreasonably withheld on the basis described in Section 15(a), Subtenant shall, at Subtenant’s sole cost and expense, promptly make such Changes.

d.     Removal. Subtenant shall be required to remove the Tenant Improvements upon the Sublease Expiration Date (or earlier termination of this Sublease) to the extent such removal is required by Landlord of Sublandlord under the Master Lease.

21.   Limitation of Estate.  Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord.  Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, obligations, and payments made by Sublandlord under or required of Sublandlord by the Master Lease with respect to the Sublease Premises.  In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Master Lease, then Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach.

22.   Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease.  This Sublease, and the exhibits and schedules attached hereto, contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Sublease Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents.  None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Sublease.

23.   Acceptance.  The submission of this Sublease to Subtenant does not constitute an offer to lease.  This Sublease shall become effective only upon the execution and delivery thereof by both Sublandlord and Subtenant.  Sublandlord shall have no liability or obligation to Subtenant by reason of Sublandlord’s rejection of this Sublease or a failure to execute, acknowledge and deliver same to Subtenant.

24.   Miscellaneous.  This Sublease shall be governed by and interpreted in accordance with the laws of the State of California, except as they may be preempted by federal law.  In any action brought or arising out of this Sublease, the parties hereto hereby consent to the jurisdiction of any federal or state court having proper venue within the State of California and also consent to the service of process by any means authorized by California or federal law.  The parties hereby agree that any proceeding relating to any dispute under this Sublease or with respect to the interpretation of any provision of this Sublease shall be conducted in San Diego, California.  The headings used in this Sublease are for convenience only and shall be disregarded in interpreting the substantive provisions of this Sublease.  Time is of the essence of each term of this Sublease.  If any provision of this Sublease shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed therefrom and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been a part thereof.  This Sublease may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same Sublease.  In the event of any litigation or similar proceeding, action or arbitration between the parties with respect to this Sublease, the prevailing party shall be entitled to recover reasonable attorney’s fees and cost incurred in connection therewith.  Each of Sublandlord and Subtenant, respectively, warrant that it has the authority to enter into and perform its respective obligations under this Sublease, subject to the terms of the Master Lease, and that the individual executing this Sublease on behalf of Sublandlord and Subtenant, respectively, has the authority to enter into this Sublease and to execute all other documents and perform all other acts as contemplated herein.

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IN WITNESS WHEREOF, the parties have entered into this Sublease as of the date first written above.

SUBLANDLORD:

BIOGEN IDEC INC.,
a Delaware corporation

By:	/s/ Edward M. Rodriguez
Name:	Edward M. Rodriguez
Title:	Vice President, Finance

SUBTENANT:

MACROPORE BIOSURGERY, INC.,
a Delaware corporation

By:	/s/ Marc Hedrick
Name:	Marc Hedrick
Title:	President